                                                                   EXHIBIT 11(a)







                                  June 9, 1999


Nuveen Premium Income Municipal Fund 4, Inc.
333 West Wacker Drive
Chicago, Illinois  60606


          Re:  Nuveen Premium Income Municipal Fund 4, Inc.
               Shares to be Issued Pursuant to Agreement and Plan of Reorganization and Liquidation


Ladies and Gentlemen:

          We have acted as special counsel to Nuveen Premium Income Municipal Fund 4, Inc., a Minnesota corporation (the "Fund"), in connection with the
Fund's authorization and proposed issuance of up to        of its common shares,
par value $.01 per share (the "Common Shares"), and of 760 shares of its Municipal Auction Rate Cumulative Preferred Stock, Series TH ("Series TH Preferred") or 760 shares of its Municipal Auction Rate Cumulative Preferred Stock, Series TH2 ("Series TH2 Preferred"). The Fund has advised us that as provided in the Joint Proxy Statement--Prospectus included in the Fund's Registration Statement on Form N-14 (File No. 333-77717) filed with the Securities and Exchange Commission (the "Registration Statement"), the Fund will issue shares of Series TH Preferred if shareholders approve an amendment (the "Amendment") to the Fund's current Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Stock relating to the Series TH Preferred and certain other series, as previously amended (the "Series TH Statement") to authorize the issuance of an aggregate of up to 10,000 shares of Series TH Preferred at the Fund's annual meeting of shareholders to be held on July 28, 1999. The Fund has also advised us that if shareholders do not approve the amendment, the Fund will issue shares of Series TH2 Preferred pursuant to an additional statement establishing the rights and preferences of Series TH2 Preferred (the "Series TH2 Statement"). The Series TH Preferred or TH2 Preferred (collectively, the "MuniPreferred(R)") each has a par value of $.01 per share and a liquidation preference of $25,000 per share. The Common Shares and the MuniPreferred(R) are referred to herein collectively as the "Shares." The Shares are to be issued pursuant to an Agreement and Plan of Reorganization and Liquidation dated as of February 2, 1999 (the "Agreement"), by and among the Fund Nuveen Washington Premium Income Municipal Fund, a Massachusetts business trust, the form of which Agreement is included as Annex A to the Joint Proxy Statement--Prospectus included in the Fund's Registration Statement.

Vedder, Price, Kaufman & Kammholz
June 9, 1999
Page 2


          In rendering the opinions hereinafter expressed, we have reviewed certificates of an officer of the Fund concerning the corporate proceedings taken by the Fund in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Fund, certificates of public officials and of responsible officers of the Fund, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of the Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that the Agreement has been duly and validly authorized, executed and delivered on behalf of each of the parties thereto. In so far as this opinion pertains to matters governed by the laws of the State of Minnesota, we are relying, with your consent, upon the opinion of Dorsey & Whitney LLP dated June 9, 1999, which opinion is satisfactory in substance and form to us.

          Based on the foregoing, it is our opinion that:

          1. The Fund is validly existing as a corporation in good standing under the laws of the State of Minnesota.

          2. The Shares, when issued and delivered by the Fund pursuant to, and upon satisfaction of the conditions contained in, the Agreement and, in the case of the MuniPreferred(R), upon the approval by shareholders and filing of the Amendment with the Secretary of State of Minnesota pursuant to Minn. Stat.
Section 302A.139 (in the case of Series TH Preferred) or the filing of the Series TH2 Statement with the Secretary of State of Minnesota pursuant to Minn. Stat. Section 302A.401 subd. 3(b) (in the case of Series TH2 Preferred), will be legally issued and fully paid and non-assessable; and the issuance of the Shares is not subject to preemptive rights.

          We hereby consent to the filing of this opinion as Exhibit 11.1 to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Fund's final Joint Proxy Statement--Prospectus relating to the Shares included in the Registration Statement.

                                             Respectfully submitted,



MLW
DAS
RJM